UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2023

ACM Research, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38273	94-3290283
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42307 Osgood Road, Suite I
Fremont, California	94539
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 445-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ACMR	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 25, 2023, we entered into a RMB Working Capital Loan Contract (the “Loan Contract”) with China CITIC Bank Co., Ltd. (“China CITIC Bank”). The Loan Contract provides for a RMB 200 million (approximately $28 million based on currency exchange rates as of July 25, 2023) loan credit facility, which term expires on December 21, 2025 (the “Maturity Date”).

Principal outstanding under the Loan Contract bears interest at a rate equal to (a) the latest one-year loan market quotation rate of the National Interbank Funding Center plus (b) 105 basis points, if the withdrawal date is on or prior to January 24, 2024. If the withdrawal date is after January 24, 2024, China CITIC Bank has the right to adjust the interest rate under the Loan Contract in accordance with China CITIC Bank’s relevant interest rate policy at the time. The specific adjustment method of the interest rate shall be set forth in writing signed by us and China CITIC Bank.

Payment of interest shall be made on a quarterly basis and repayment of the principal amount is due in full at the Maturity Date. We may, at any time, repay all or part of the principal amount if we meet the following conditions: (a) we have paid all of the amounts due and payable before prepayment, (b) we send, at least 20 bank working days prior to the date of prepayment, a written application for the prepayment to China CITIC Bank and obtain China CITIC Bank’s written consent and (c) we pay to China CITIC Bank the interest and other payable expenses related to the amount of the prepayment simultaneous with the prepayment.

The Loan Contract contains customary representations and warranties and affirmative and restrictive covenants. The Company is bound by certain affirmative covenants setting forth actions that are required during the term of the Loan Contract, including, without limitation, certain information delivery requirements and certain notice requirements. Additionally, the Company is bound by certain restrictive covenants setting forth actions that are not permitted to be taken during the term of the Loan Contract without China CITIC Bank’s written consent, including, without limitation, consummating certain transactions.

The Loan Contract provides for customary events of default, including, without limitation, events of default based on non-payment of amounts due under the Loan Contract, misuse of funds received under the Loan Contract, defaults on other debt, misrepresentations, covenant breaches, changes of control, and bankruptcy. Upon an event of default China CITIC Bank shall unilaterally stop or terminate the payment of any amount that we have not yet withdrawn under the Loan Contract, the amounts outstanding under the Loan Contract will become immediately due and payable, and China CITIC Bank shall have the right to freeze any account opened by us at any business institution of China CITIC Bank and directly deduct the funds from such accounts to pay off the outstanding amounts due.

The foregoing description of the Loan Contract does not purport to be complete and is subject to, and qualified in its entirety by, the Loan Contract, which is included as Exhibit 10.01 to this report and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
10.01	Unofficial English Translation of RMB Working Capital Loan Contract dated as of July 25, 2023, by and between ACM Research, Inc. and China CITIC Bank Co., Ltd. Shanghai Branch.
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACM RESEARCH, INC.

	By:	/s/ Mark McKechnie
Mark McKechnie
Chief Financial Officer and Treasurer

Dated: July 31, 2023